                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY

                                 AMENDMENT NO. 2
                                     TO THE
                            MASTER PURCHASE AGREEMENT

                  This Amendment No. 2, dated February 28, 2003 (this "AMENDMENT
NO. 2"), of the Master Purchase Agreement, dated November 18, 2002 (as amended pursuant to Amendment No. 1, dated December 20, 2002, the "MASTER PURCHASE
AGREEMENT"), is hereby made among Northrop Grumman Corporation, a Delaware corporation ("NORTHROP GRUMMAN"), Northrop Grumman Space & Mission Systems
Corp., an Ohio corporation formerly known as TRW Inc. ("TRW"), TRW Automotive
Inc., a Delaware corporation ("TRW AUTOMOTIVE"), and BCP Acquisition Company
L.L.C., a Delaware limited liability company ("BCP LLC").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, in accordance with Section 12.5 of the Master
Purchase Agreement, Northrop Grumman, TRW, TRW Automotive and BCP LLC, wish to amend the terms of the Master Purchase Agreement as provided in Section I below;

                  WHEREAS, unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to them in the
Master Purchase Agreement;

                  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION I
                                   AMENDMENTS

                  1. Amendment to Second WHEREAS Clause. The second WHEREAS
Clause of the Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  "WHEREAS, TRW Automotive Inc., a Delaware corporation ("TRW
AUTOMOTIVE") and a wholly owned subsidiary of TRW, has formed or will form prior to the Closing Date TRW Auto Holdings Inc., a Delaware corporation ("HOLDINGS"), and will own all of the issued and outstanding shares of common stock, par value
$0.001 per share (the "HOLDINGS CAPITAL STOCK"), of Holdings;

                  2. Amendment to Third WHEREAS Clause. The third WHEREAS Clause of the Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  "WHEREAS, TRW (i) owns one hundred percent (100%) of the
issued and outstanding Capital Stock (the "VSSI CAPITAL STOCK") of TRW Vehicle
Safety Systems, Inc., a Delaware corporation ("VSSI"), and (ii) has formed or will form prior to the Closing Date TRW Automotive U.S. LLC, a Delaware limited liability company ("SMLLC"), and TRW

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Automotive JV LLC, a Delaware limited liability company ("JVLLC"), and will own or a Subsidiary of TRW will own all of the issued and outstanding equity ownership interests in SMLLC and JVLLC (collectively, the "LLC INTERESTS");

                  3. Amendment to Fourth WHEREAS Clause. The fourth WHEREAS
Clause of the Master Purchase Agreement is hereby deleted and replaced in its entirety with the following, and new fifth and sixth WHEREAS clauses are hereby added:

                  WHEREAS, TRW Automotive U.K. Inc., a Delaware corporation and an indirect subsidiary of TRW ("AUTO NEWCO"), will immediately prior to the
Closing own (i) ninety-nine percent (99%) of the issued and outstanding Capital
Stock (the "LUCAS-VARITY CAPITAL STOCK") of LucasVarity, a company organized under the laws of England and Wales ("LUCAS-VARITY"), (ii) all of the issued and outstanding Capital Stock (the "TRW UK CAPITAL STOCK") of TRW UK Ltd, a company organized under the laws of England and Wales ("TRW UK"), and (iii) all of the issued and outstanding Capital Stock (the "INO CAPITAL STOCK") of TRW INO Ltd.,
a company organized under the laws of England and Wales ("INO" and collectively with Holdings, SMLLC, JVLLC, Lucas-Varity, TRW UK, VSSI, Ruling Newco and the
Foreign Entities and subject to the understanding set forth in the last sentence of Section 1.6(b), the "COMPANY");

                  WHEREAS, TRW Automotive U.K. I Inc., a Delaware corporation and a wholly owned subsidiary of Auto Newco ("AUTO NEWCO I"), will immediately prior to the Closing own one percent (1%) of Lucas-Varity Capital Stock;

                  WHEREAS, TRW Automotive UK Ltd., a company organized under the laws of England and Wales ("TAUK"), owns all of the issued and outstanding
Capital Stock ("RULING NEWCO CAPITAL STOCK" and, together with the Holdings
Capital Stock, the VSSI Capital Stock, the LLC Interests, the Lucas-Varity
Capital Stock, the TRW UK Capital Stock and the INO Capital Stock, the "SHARES")
of Lucas Varity Automotive Holding Co., a Delaware corporation ("RULING
NEWCO");

                  4. Amendment to Section 1.1(b)(i). Section 1.1(b)(i) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (i) Intermediate Holdco will acquire from TAUK shares of
common stock of Ruling Newco, representing approximately 62.7% of the value of the issued and outstanding Ruling Newco Capital Stock (the "PARENT RULING NEWCO
STOCK") in exchange for the Seller Note in accordance with Schedule 1.1 (the
"PURCHASE PRICE ALLOCATION SCHEDULE"), and the Seller Note will be distributed to TRW or as TRW directs."

                  5. Amendment to Section 1.1(b)(ii). Section 1.1(b)(ii) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (ii) Parent will contribute to Intermediate Holdco (A) up to
$698,000,000 in cash (such amount, as it may be adjusted pursuant to the proviso below, the "CASH CONTRIBUTION") and (B) newly issued shares of common stock of
Parent (having an implied value of at least $170,000,000 based upon the Purchase
Price and, before any adjustment pursuant to Section 3.2, representing 19.6% of the issued and outstanding common stock of

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Parent (such amount of shares, as it may be adjusted pursuant to the proviso below, the "EQUITY CONSIDERATION") in exchange for all of the issued and outstanding shares of common stock of Intermediate Holdco; provided that Parent may elect, at its sole option, to decrease the amount of cash contributed by up to $168,000,000, provided that it increases the amount of the Equity
Consideration contributed to a number of shares having an implied value
(calculated as set forth above) equal to the amount of such decrease in cash
(representing up to 42% of the issued and outstanding common stock of Parent);

                  6. Amendment to Section 1.1(b)(iii). Section 1.1(b)(iii) of
the Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (iii) Intermediate Holdco will contribute to Newco the Cash
Contribution, the Parent Ruling Newco Stock and the Equity Consideration in
exchange for all of the issued and outstanding shares of common stock of Newco;

                  7. Amendment to Section 1.1(b)(vi). Section 1.1(b)(vi) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (vi) Newco will capitalize the entities listed on Schedule
1.1(b)(vi) (collectively, the "FOREIGN ACQUIRORS") by contributing cash in exchange for all of the issued and outstanding shares of Capital Stock of the
Foreign Acquirors, and Finco will lend cash to the Foreign Acquirors in amounts to be determined;"

                  8. Amendment to Section 1.1(b)(viii). Section 1.1(b)(viii) is hereby added to the Master Purchase Agreement and the last sentence of Section
1.1(b) is hereby amended to read as follows:

                  (viii) Newco will capitalize Automotive Holdings (UK)
Limited, a limited company organized under the laws of England and Wales ("NEWCO
UK"), by contributing cash in exchange for 99% of the issued and outstanding shares of Newco UK in an amount to be determined, and Newco Sub will contribute cash in exchange for 1% of the issued and outstanding shares of Newco UK in an amount to be determined and Newco will make the Newco Loan.

                  The steps referred to in the foregoing clauses (i) through
(viii) are collectively referred to herein as the "ACQUISITION STRUCTURE
STEPS".

                  9. Amendment to Section 1.1(c)(ii). Section 1.1(c)(ii) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (ii) The Foreign Acquirors (other than the French Foreign
Acquiror) will acquire from TRW Automotive, Holdings or one of its Subsidiaries all of the issued and outstanding Capital Stock of those entities listed on
Schedule 1.1(c)(ii) (collectively, the "FOREIGN ENTITIES") (other than as provided for in Section 1.1(c)(iii)) that become Agreed Foreign Entities in accordance with Section 7.6 hereof, in each case for the amount of cash set forth on the Purchase Price Allocation Schedule, and Holdings or its
Subsidiaries, as the case may be, will distribute any cash it receives to TRW
Automotive; provided that any cash allocated in the Purchase Price Allocation
Schedule to the purchase of any Foreign Entities that are not

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Agreed Foreign Entities shall be added to the cash consideration provided for in
Section 1.1(c)(vi)(A), and the Capital Stock of such Foreign Entities that are not Agreed Foreign Entities shall continue to be held by Holdings or its appropriate Subsidiary (the Capital Stock of the Agreed Foreign Entities
acquired pursuant to this Section 1.1(c)(ii) and the Capital Stock of the French
Subsidiaries acquired pursuant to clause (iii) below are collectively referred to as the "FOREIGN SHARES");

                  10. Amendment to Section 1.1(c)(iii). Section 1.1(c)(iii) of
the Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (iii) The French Foreign Acquiror will acquire from TRW
Automotive, Holdings or one of its Subsidiaries and from Lucas-Varity or one of its Subsidiaries all of the issued and outstanding Capital Stock of certain direct and indirect French subsidiaries of TRW Automotive, Holdings or one of its Subsidiaries and Lucas-Varity or one of its Subsidiaries listed on Schedule
1.1(c)(iii) for the amount of cash and a note issued by the French Foreign
Acquiror with a face amount as set forth on the Purchase Price Allocation
Schedule and Holdings or its Subsidiaries, as the case may be, and Lucas-Varity or its Subsidiaries, as the case may be, will distribute any cash they receive to TRW Automotive;

                  11. Amendment to Section 1.1(c)(iv). Section 1.1(c)(iv) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (iv) Newco UK will acquire from Auto Newco 80.4% of the
equity interest in Lucas-Varity and the TRW UK Capital Stock and the INO Capital
Stock for the amount of cash and the Equity Consideration set forth on the
Purchase Price Allocation Schedule;

                  12. Amendment to Section 1.1(c)(v). Section 1.1(c)(v) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (v) Newco will acquire from Auto Newco 18.6% of the equity interests in Lucas-Varity in exchange for the Equity Consideration, and Newco
Sub will acquire 1% of the equity interests in Lucas-Varity in exchange for the amount of cash set forth on the Purchase Price Allocation Schedule;

                  13. Amendment to Section 1.2(a). Section 1.2(a) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) Subject to the terms and conditions of this Agreement and in a manner that results in the structure set forth in Annex I, prior to the
Closing Date, TRW shall, and shall cause the other TRW Equity Transferring
Companies to, transfer, convey, assign and deliver to the Company and its
Subsidiaries, as appropriate, and the Company and its Subsidiaries, as appropriate, shall accept from TRW and such TRW Equity Transferring Companies all of TRW's and such TRW Equity Transferring Companies' right, title and interest in and to the Equity Interests.

                  14. Amendment to Section 1.2(b). Section 1.2(b) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

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                  (b) Subject to the terms and conditions of this Agreement and in a manner that results in the structure set forth in Annex I, prior to the
Closing Date, TRW shall, and shall cause the other TRW Asset Transferring
Companies to, transfer, convey, assign and deliver to SMLLC, and SMLLC shall accept from TRW and such TRW Asset Transferring Companies, all of TRW's and its
Subsidiaries' right, title and interest in and to the Automotive Assets.

                  15. Amendment to Section 1.3(a). Section 1.3(a) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) Subject to the terms and conditions of this Agreement,
TRW shall cause SMLLC, in partial consideration for the transfers described in
Section 1.2, to assume all Automotive Liabilities and on a timely basis shall pay, satisfy and discharge (or cause to be paid, satisfied and discharged) all
Automotive Liabilities.

                  16. Amendment to Section 1.5. Section 1.5 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  1.5 Nonassignable Contracts. Anything contained herein to the contrary notwithstanding, but subject to Section 7.3 and Section 8.2(d), this
Agreement will not constitute an agreement to assign any Delayed Equity
Interest, Contract or other Automotive Asset if an assignment or attempted assignment of the same without the Consent of another Person would not be effective or constitute a breach thereof or entitle any other party thereto to terminate, or accelerate or assert additional material rights thereunder or with respect thereto. If any such Consent is not obtained or if an attempted assignment would be ineffective or have such other effect, then (a) the party purporting to make such transfer (the "INTENDED TRANSFEROR") shall (i) provide or cause to be provided to the party entitled to the benefits of such purported transfer (the "INTENDED TRANSFEREE"), to the extent permitted by Law, the benefits of any such Contract or Automotive Asset, (ii) cooperate in any lawful arrangements designed to provide such benefits to the Intended Transferee, (iii)
enforce, at the request of and for the account of the Intended Transferee, any rights of the Intended Transferor arising from such Contract or Automotive
Asset, including the right to elect to terminate any such Contract in accordance with the terms thereof upon the advice of the Intended Transferee, and (iv)
promptly pay or cause to be paid to the Intended Transferee when received all moneys received by the Intended Transferor with respect to any such Contract or
Automotive Asset and (b) in consideration for the matters described in clause
(a) above, the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder
(to the extent such Liabilities would otherwise have been assumed by the
Intended Transferee pursuant to Section 1.3(a)) in a timely manner and in accordance with the terms thereof. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended
Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Contract or Automotive Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, will inure to the Intended Transferee. If and when such Consents are obtained, the transfer of the applicable Delayed Equity
Interest, Contract or Automotive Asset will be effected in accordance with the terms of this Agreement. The parties acknowledge and agree that the transfers of the Delayed Equity Interests shall be governed by this Section 1.5.

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                  17. Amendment to Section 1.6(b). Section 1.6(b) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (b) Each of the representations, warranties, covenants,
agreements and undertakings of Northrop Grumman, TRW and TRW Automotive contained herein (and all corresponding definitions) is given or made as if, and on the basis that, Holdings, Lucas-Varity, TRW UK, INO, VSSI, Ruling Newco,
SMLLC, JVLLC and the Foreign Entities were in existence, to the extent applicable, and the Transfers had occurred prior to all dates relevant to such representations, warranties, covenants and undertakings. Subject to the foregoing, any references to the Company and its Subsidiaries in any such representations, warranties, covenants, agreements and undertakings will be deemed to be a reference to Holdings, Lucas-Varity, TRW UK, INO, VSSI, Ruling
Newco, SMLLC, JVLLC and the Foreign Entities and their respective Subsidiaries after giving effect to the Transfers (and other variations on such references
(e.g., the "Company or any of its Subsidiaries" or "Subsidiaries of the
Company") will be deemed to have corresponding meanings) unless the context clearly indicates otherwise.

                  18. Amendment to Article II. Article II of the Master Purchase
Agreement is hereby deleted and replaced in its entirety with the following:

                                   ARTICLE II

             SALE AND PURCHASE OF THE SHARES AND THE FOREIGN SHARES

                  2.1 Sale and Purchase of the Shares and the Foreign Shares.
Subject to and in accordance with the terms and conditions of this Agreement, on the Closing Date, Northrop Grumman shall, or shall cause the Company, TRW, TRW
Automotive, Auto Newco, Auto Newco I, VSSI or Holdings, as appropriate, to, sell, assign, transfer, convey and deliver to the BCP Entities, as appropriate, the Shares and the Foreign Shares, in each case free and clear of all Liens, and the BCP Entities shall deliver to TRW, TRW Automotive, Auto Newco, Auto Newco I,
VSSI and Holdings the Purchase Price, in each case in the manner and for the consideration set forth on the Purchase Price Allocation Schedule.

                  19. Amendment to Section 3.1(b). Section 3.1(b) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (b) The aggregate purchase price (the "PURCHASE PRICE") to be paid for the Shares and the Foreign Shares acquired by BCP Entities pursuant to this Agreement shall consist of (i)(A) $3,544,700,000 (calculated after giving effect to the adjustment provided for in the fourth and sixth sentences of
Section 3.2(a) hereof) plus the difference between the Cash Contribution and
$500,000,000, all in cash, less (B) the Estimated Adjusting Indebtedness (which is agreed to be $209,733,503), subject to adjustment as provided in Section
3.2(b); (ii) the Korean Sale Note, (iii) the Equity Consideration; and (iv) the
Seller Note. The Purchase Price is to be allocated in accordance with the
Purchase Price Allocation Schedule, and no party shall take a position inconsistent with such allocation on any Tax Return.

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                  20. Amendment to Section 3.2(a). Section 3.2(a) of the Master
Purchase Agreement is hereby amended to add the following full sentence after the second full sentence therein:

                  For the avoidance of doubt, the Closing Balance Sheet shall be prepared as though the Closing had occurred as of the close of business on the Closing Date and the business of the Company had been operated on the
Closing Date in the ordinary course of business consistent with past practice.

                  21. Amendment to Section 3.2(b). Section 3.2(b) of the Master
Purchase Agreement is hereby amended to add the following full sentence after the second full sentence therein:

                  For the avoidance of doubt, the Closing Balance Sheet shall be prepared as though the Closing had occurred as of the close of business on the Closing Date and the business of the Company had been operated on the
Closing Date in the ordinary course of business consistent with past practice.

                  22. Amendment to Section 5.1(a). Section 5.1(a) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) Each of Northrop Grumman, TRW, TRW Automotive,
Lucas-Varity, TRW UK, INO, Ruling Newco and Auto Newco is (and Holdings, Auto
Newco I and VSSI at Closing will be) a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. Each of
SMLLC and JVLLC is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware. Each of the TRW
Transferring Companies has, or will have at the time of such Transfers, all requisite corporate power and authority to consummate the Transfers. All corporate and limited liability company acts and other proceedings (including any stockholder or board approvals) required to be taken by each of Northrop
Grumman, TRW, TRW Automotive and the Company and its Subsidiaries, as
applicable, to authorize the execution, delivery and performance of this
Agreement, the Foreign Purchase Agreements and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions hereby and thereby have been or (in the case of TRW, TRW Automotive, the Company, Auto
Newco and Auto Newco I) will be as of the Closing, duly and properly taken. All corporate and limited liability company acts and other proceedings (including any stockholder, member or board approvals) required to be taken by each of the
TRW Transferring Companies to consummate the Transfers have been, or will be at the time of such Transfers, duly and properly taken. This Agreement has been or
(in the case of TRW and TRW Automotive) will be as of the TRW Execution Date, and each of the Ancillary Agreements and the Foreign Purchase Agreements, when executed will be, duly executed and delivered by each of Northrop Grumman, TRW,
TRW Automotive and the Company and its Subsidiaries, as applicable, and each constitutes, or will when executed constitute, a valid and binding obligation of each of Northrop Grumman, TRW, TRW Automotive and the Company and its
Subsidiaries, as applicable, enforceable against each of Northrop Grumman, TRW,
TRW Automotive and the Company and its Subsidiaries, as the case

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may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  23. Amendment to Section 5.2(a). Section 5.2(a) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) All of the issued and outstanding shares of Capital Stock of Holdings will be at the Closing owned directly by TRW Automotive free and clear of any and all Liens and will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable. SMLLC and JVLLC are sole member limited liability companies. All of the membership interests of SMLLC and
JVLLC will be at the Closing owned directly by TRW or a Subsidiary of TRW free and clear of any and all Liens, will be duly authorized for issuance and will be validly issued, fully paid and non-assessable and there are no other outstanding equity interests in SMLLC or JVLLC.

                  24. Amendment to Section 5.3(a). Section 5.3(a) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) Schedule 5.3 to the Northrop Grumman Disclosure Letter
contains a true and complete copy of the following:

                       (i) audited combined balance sheets of TRW Automotive and
         its Subsidiaries as of December 31, 2001 (the "AUDITED BALANCE SHEET")
         and December 31, 2000;

                       (ii) audited combined statements of operations, cash
         flows and changes in stockholder's investment of TRW Automotive and its
         Subsidiaries for each of the three (3) one-year periods ended December
         31, 2001, December 31, 2000 and December 31, 1999;

                       (iii) unaudited interim combined balance sheet of TRW
         Automotive and its Subsidiaries as of September 30, 2002 (the "INTERIM
         BALANCE SHEET"); and

                       (iv) unaudited interim combined statements of operations,
         cash flows and changes in stockholder's investment of TRW Automotive and its Subsidiaries for each of the nine (9) month periods ended
         September 30, 2002 (together with the Interim Balance Sheet, the
         "INTERIM FINANCIAL STATEMENTS") and September 30, 2001.

The financial statements described in the foregoing clauses (i) through (iv) are collectively referred to herein as the "FINANCIAL STATEMENTS." The Financial
Statements were prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto) and present fairly, in all material respects, the combined financial position and combined results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, except for (A) the absence of footnotes required by
GAAP in connection with unaudited statements as of, and for the period ended,
September 30, 2002; (B)

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the effect, calculated in accordance with GAAP, of the inclusion in the
Financial Statements of Indebtedness (1) allocated from TRW (other than
Indebtedness representing historical third-party obligations of the automotive legal entities included in the Company and its Subsidiaries) and (2) set forth on Schedule 7.20 to the extent the same does not become Agreed Assumed
Indebtedness; (C) the effect, calculated in accordance with GAAP, of the inclusion in the Financial Statements of the Assets, Liabilities and results of the business of TRW Investment Management Company, which has as of the date hereof and will have at Closing total Assets of $1 million or less and (D) the effect, calculated in accordance with GAAP, of the inclusion in the Financial
Statements of the Assets, Liabilities and results of the business of the Koyo
Joint Venture. The Interim Balance Sheet as adjusted to eliminate the effects referred to in (y) and (z) above in accordance with GAAP is referred to herein as the "ADJUSTED INTERIM BALANCE SHEET." All of the Assets and Liabilities of
the Company and its Subsidiaries as of September 30, 2002 would be reflected on the Adjusted Interim Balance Sheet to the extent the same would be required to be so reflected under GAAP, and no other Assets or Liabilities other than those of the Company and its Subsidiaries would be reflected on the Adjusted Interim
Balance Sheet (in each case, if such Adjusted Interim Balance Sheet were prepared in accordance with GAAP).

                  25. Amendment to Section 5.15. Section 5.15 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  5.15 Affiliate Transactions. There are no transactions,
agreements, arrangements or understandings between Northrop Grumman or any of the TRW Asset Transferring Companies and the TRW Equity Transferring Companies,
on the one hand, and the Company or any of its Subsidiaries, on the other hand, pertaining to or affecting the Automotive Business, that would be required to be disclosed under Item 404 of Regulation S-K of the Securities and Exchange
Commission, assuming that the Company were subject to the reporting requirements of the Exchange Act.

                  26. Amendment to Section 7.1(c). Section 7.1(c) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following, and Sections 7.1(d) and (e) are hereby added:

                  (c) Prior to the Northrop/TRW Closing, Northrop Grumman
shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the
Northrop/TRW Closing, Northrop Grumman and TRW each shall, (i) hold, and use reasonable best efforts to cause their respective Affiliates, consultants, advisors, agents and representatives to hold, in strict confidence to the same extent as provided for in the Confidentiality Agreement as if Northrop Grumman
and its Affiliates were deemed to be bound by reciprocal confidentiality obligations, all confidential or trade secret information relating to the
Automotive Business and (ii) not use such confidential or trade secret information to the detriment of the Automotive Business.

                  (d) Schedule 7.1(d) to the Northrop Grumman Disclosure Letter
sets forth each confidentiality agreement with a third party relating to the
Automotive Business (the "CONFIDENTIALITY AGREEMENTS"). Northrop Grumman and TRW
will take such actions under such Confidentiality Agreements and enforce TRW's rights thereunder for the benefit of the Company as requested by the Company from time to time, and upon request by BCP and to the

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extent permitted under each Confidentiality Agreement, TRW shall assign its rights thereunder to the Company.

                  (e) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure. Further, each party hereto acknowledges that it has no proprietary rights to any tax treatment or tax structure related to the transactions contemplated by this Agreement.

                  27. Amendment to Section 7.2(d). Section 7.2(d) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (d) split, combine, subdivide or reclassify its outstanding shares of Capital Stock of the Company or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the
Capital Stock of the Company;

                  28. Amendment to Section 7.2(o). Section 7.2(o) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (o) make any payment to, or enter into any transaction with, any Affiliate of any of Northrop Grumman, the TRW Asset Transferring Companies
or the TRW Equity Transferring Companies relating to the Automotive Business other than arms-length transactions on commercially reasonable terms;

                  29. Amendment to Section 7.6. Section 7.6 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  7.6 Foreign Sales. Prior to the Northrop/TRW Closing,
Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, and
Parent shall, use, and cause their respective Affiliates to use, their respective reasonable best efforts to prepare appropriate purchase agreements
(collectively, the "FOREIGN PURCHASE AGREEMENTS") and other necessary documentation and to take such steps as are necessary to effectuate the sale of all of the issued and outstanding Capital Stock of the Foreign Entities to the
Foreign Acquirors on or prior to the Closing Date in accordance with the
Acquisition Steps and the Laws of each relevant jurisdiction. BCP agrees that it will take or shall cause the relevant Foreign Acquiror to take all steps requested by Northrop Grumman to return the ownership of the relevant Foreign
Shares to TRW or one of its Subsidiaries, in the event that the transaction contemplated by a Foreign Purchase Agreement is consummated and the remaining transactions contemplated by this Agreement to occur on the Closing Date shall not have occurred on the Closing Date. In the event of such return, BCP agrees that it shall or shall cause the relevant Foreign Acquiror to return the relevant Foreign Shares to the selling shareholder of the Foreign Shares for the same consideration paid by the Foreign Acquiror. BCP further agrees to pay all transfer taxes, fees and other costs relating to any such return to Northrop
Grumman. From time to time after the date hereof, BCP and Northrop Grumman shall

                                                                              11

agree in good faith that sufficient steps have been taken so that all of the issued and outstanding Capital Stock of one or more such Foreign Entities is capable of being sold to the relevant Foreign Acquiror on the Closing Date under the Laws of the foreign jurisdiction in which such entity is formed or domiciled concurrently with the Closing of the other transactions contemplated by this
Agreement (each such Foreign Entity as to which such a determination is made being referred to herein as an "AGREED FOREIGN ENTITY").

                  30. Amendment to Section 7.7(b). Section 7.7(b) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (b) Prior to the Northrop/TRW Closing, Northrop Grumman
shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the
Northrop/TRW Closing, Northrop Grumman and TRW each shall, and Parent shall, use their respective reasonable best efforts to obtain any Consent necessary under, and ensure compliance with, any Environmental Law in connection with any of the transactions contemplated by this Agreement; provided, however, that, without limiting Parent's rights to indemnification under this Agreement, Northrop
Grumman and the TRW Transferring Companies shall not be required to take any such actions that would, individually or in the aggregate, reasonably be expected to impose any material remediation costs or expenses on Northrop
Grumman or any of the TRW Transferring Companies.

                  31. Amendment to Section 7.11. Section 7.11 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  7.11 Guarantees and Letters of Credit. BCP shall cause Parent to use its reasonable best efforts to (i) substitute itself or an Affiliate for
TRW or a Subsidiary of TRW, as applicable, with respect to (and cause TRW or such Subsidiary to be released from) the financial and performance guarantees delivered by TRW or such Subsidiary of TRW prior to the Closing Date in connection with the operation of the Automotive Business, each of which is identified on Schedule 7.11, and (ii) cause to be issued letters of credit as replacement letters of credit for ones issued by TRW or a Subsidiary of TRW prior to the Closing Date in connection with the operation of the Automotive
Business, each of which is identified on Schedule 7.11; provided, however, that the parties agree to cause Parent to indemnify and hold Northrop Grumman and TRW harmless from and against any and all Losses resulting from any payment following the Closing Date by TRW or any of its Subsidiaries under such guarantees or letters of credit. Schedule 7.11 sets forth all of such financial and performance guarantees and letters of credit that are outstanding as of the date hereof. In the event that any shareholder in any entity identified in
Schedule 7.11A requires that TRW guarantee the performance of SMLLC or JVLLC as the transferee of TRW's interest in such entity, then, at the option of TRW, either (i) BCP shall cause Parent to provide such guarantee in the form required by the agreement governing such entity, provided that such guarantee is acceptable to such entity, or (ii) Northrop Grumman or TRW shall provide such guarantee, and BCP shall cause Parent to indemnify and hold Northrop Grumman and
TRW harmless from and against any and all Losses incurred by Northrop Grumman or
TRW or any of their respective Subsidiaries arising out of such guarantee.

                                                                              12

                  32. Amendment to Section 7.15. Section 7.15 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  7.15 Discharge of Indebtedness. No later than the Closing
Date, Northrop Grumman will discharge, and will cause each of its Subsidiaries and Affiliates (other than the Company or any of its Subsidiaries) to discharge, without cost to the Company or any of its Subsidiaries, any and all intercompany accounts and all intercompany Contracts, except as otherwise provided by this
Agreement and the Ancillary Agreements. With respect to intra-company
Indebtedness of the Company and its Subsidiaries, prior to the Closing Date,
Northrop Grumman shall provide BCP the most recent available schedule listing the debtor and creditor entities and the amount of such intra-company
Indebtedness, and Northrop Grumman shall discharge or cause to be discharged prior to the Closing Date any such intra-company Indebtedness requested by BCP to be discharged, provided that such discharge shall not cause any adverse tax consequences or other costs to Northrop Grumman and its Affiliates that are not indemnified by Parent pursuant to this Agreement.

                  33. Amendment to Section 7.19. Section 7.19 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  7.19 Transaction and Monitoring Fee Agreement. At the
Closing, Parent and Blackstone Management Partners IV L.L.C. shall execute and deliver a Transaction and Monitoring Fee Agreement in the form attached hereto as Exhibit F (the "TRANSACTION AND MONITORING FEE AGREEMENT").

                  34. Amendment to Section 7.20. Section 7.20 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  7.20 Agreed Assumed Indebtedness. Promptly following
execution of this Agreement, Northrop shall provide BCP with documentation and other information concerning the items of Indebtedness reflected on the Summary of Automotive Debt as of September 30, 2002 attached hereto as Schedule 7.20 or other items of Indebtedness incurred pursuant to clause 2(o) of Schedule 7.2
(including, without limitation, the obligor and payee thereof, the interest rate thereon and the amount of each such item currently outstanding, together with accrued interest and all other amounts payable thereon) and any related guarantees in respect thereof provided by TRW or one of its Subsidiaries (other than the Company or one of its Subsidiaries). Northrop Grumman and BCP shall discuss whether any such items of Indebtedness should be assumed or retained
(and any limits thereon) by the Company or one of its Subsidiaries, it being understood that BCP shall not be required to agree to the assumption or retention of any such items of Indebtedness for any reason, regardless of whether such retention or assumption would be acceptable to the providers of the
Debt Financing. Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, continue to cause TRW to offer to provide the Company and its Subsidiaries forward contracts of a type equivalent to those set forth on Annex 5.2(d) to Schedule 5.2(d). Any such items of
Indebtedness that Northrop Grumman and BCP hereafter agree in writing will be assumed or retained by the Company or one of its Subsidiaries shall constitute
"AGREED ASSUMED INDEBTEDNESS" for purposes of this Agreement and shall be

                                                                              13

added to Schedule 12.1(a), and any such guarantees in support thereof shall, pursuant to such written agreement, be added to part (i)(b) of Schedule 7.11 for purposes of Section 7.11 hereof, it being agreed by Northrop Grumman and TRW that each such additional guarantee shall be maintained by TRW for a period of not less than seventy-five (75) days following the Closing Date. Any such items of Indebtedness as to which such written agreement is not reached shall remain an Excluded Liability for purposes hereof, and no such guarantees in support thereof shall be added to Schedule 7.11.

                  35. Addition of Section 7.21. The Master Purchase Agreement is
hereby amended to add and incorporate the following Section 7.21:

                  7.21 Lucas Industries Options. The parties acknowledge that any outstanding options under the Lucas Industries 1991 Employees' Savings
Related Share Option Scheme will likely cease to be exercisable by optionholders after the Closing and in any event Northrop and BCP agree that following the
Closing they shall consult with each other and cooperate in order to pay, as soon as practicable after the Closing (but in any event before 1 July 2003), to any such optionholders any monies due to such optionholders as a result of such options ceasing to be exercisable or otherwise in settling any claim any such optionholder may have in relation to such options, in each case in as tax efficient a manner as possible (consulting as necessary with the UK Inland
Revenue). Any monies that are payable to any such optionholders shall be paid by
Northrop to the extent that such payment relates to optionholders who are not
Automotive Business Employees and by Newco to the extent that such payment relates to optionholders who are Auto Business Employees. In the event that
Northrop Grumman receives any shares of Lucas-Varity in connection with the payment to optionholders described in this section 7.21, Northrop Grumman agrees to transfer such shares, without consideration, to Newco.

                  36. Addition of Section 7.22. The Master Purchase Agreement is
hereby amended to add and incorporate the following Section 7.22:

                  7.22 Access to Former Employees.

                  (a) After the Closing Date, Northrop Grumman will make
available to Newco and its Subsidiaries employees of TRW whom Newco and its
Subsidiaries may reasonably need in order to defend or prosecute any legal or administrative action to which Newco and its Subsidiaries is a party and which relates to the conduct of the Automotive Business prior to the Closing Date.
Newco or its Subsidiary will pay or reimburse TRW for all reasonable expenses which may be incurred by such employees in connection therewith, including, without limitation, all travel, lodging, and meal expenses, and Newco or its
Subsidiary will compensate TRW for the number of whole business days spent by each such employee in providing such services at the rate of 130% of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.

                  (b) After the Closing Date, Newco or its Subsidiaries will make available to Northrop Grumman and its Subsidiaries employees of Newco or its Subsidiaries whom Northrop Grumman and its Subsidiaries may reasonably need in order to defend or prosecute any legal or administrative action to which
Northrop Grumman and its Subsidiaries is a party and which

                                                                              14

relates to the conduct of the Automotive Business prior to the Closing Date.
Northrop Grumman or its Subsidiary will pay or reimburse Newco or its Subsidiary for all reasonable expenses which may be incurred by such employees in connection therewith, including, without limitation, all travel, lodging, and meal expenses, and Northrop Grumman or its Subsidiary will compensate Newco or its Subsidiary for the number of whole business days spent by each such employee in providing such services at the rate of 130% of the average daily gross pay per business day (excluding the value of employee benefits) of such employee during the calendar month in which such services are performed.

                  (c) On or prior to the dates set forth therein, Parent shall cause Newco to deliver to Northrop Grumman letters in the forms attached hereto as Exhibit J-1 and Exhibit J-2 dated as set forth therein, executed by the appropriate officers of Newco as set forth therein with such changes therein as the officer executing the same shall deem necessary.

                  37. Amendment to Section 8.2(c). Section 8.2(c) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (c) BCP shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to BCP)
executed by a principal executive officer and the chief financial officer of each of Northrop Grumman, TRW and TRW Automotive, each certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) hereof;

                  36. Amendment to Section 8.2(d). Section 8.2(d) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (d) except as set forth on Schedule 12.1(f), the Transfers shall have been consummated in accordance with the terms of the Transfer
Documents;

                  38. Amendment to Section 8.2(h). Section 8.2(h) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (h) BCP shall have been furnished with a certificate from
Northrop Grumman in the form attached as Exhibit K; and

                  39. Amendment to Section 9.1(a). Section 9.1(a) of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (a) stock certificates representing the Shares and the
Foreign Shares, or equivalent documentation of title in each relevant non-U.S.
jurisdiction, duly endorsed in blank or accompanied by stock transfer powers;
provided that BCP acknowledges and agrees that a delivery of such stock certificates or equivalent documentation on the Closing Date to an agent of BCP, in the relevant non-U.S. jurisdiction, pursuant to the Laws of the relevant
non-U.S. jurisdiction shall satisfy the requirements of this Section 9.1(a);

                  40. Addition of Section 10.1(d). The Master Purchase Agreement
is hereby amended to add and incorporate the following Section 10.1(d):

                                                                              15

                  (d) The parties hereto acknowledge and agree that any
amendments, modifications or supplements to the Northrop Grumman Disclosure
Schedule after the date hereof, other than any such amendments, modifications or supplements attached to a duly executed amendment to this Agreement, shall not be deemed to qualify any representations, warranties or covenants of Northrop
Grumman, TRW or TRW Automotive for purposes of the indemnification obligations of such parties under this Article X.

                  41. Amendment to Section 10.2(b). Section 10.2(b) of the
Master Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  (b) Subject to the provisions of Section 3.2 and Article XI and the terms of the Lucas Letter (as defined in Section 12.5) and the indemnification provisions of any of the Ancillary Agreements, in each case with respect to the matters covered thereby, the parties hereto agree that, following the Closing, the indemnification and other provisions set forth in this Article
X will be the sole and exclusive remedy of Parent against Northrop Grumman, TRW and TRW Automotive or their Affiliates, on the one hand, and of Northrop
Grumman, TRW and TRW Automotive and their Affiliates against Parent or the
Company and their Affiliates, on the other hand, arising out of this Agreement.
Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any claim based upon fraud.

                  42. Amendment to Section 11.10. Section 11.10 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  11.10 Other Provisions. The provisions of this Article XI
(and not Article X) will exclusively govern all indemnity claims with respect to
Tax matters of the Company and its Subsidiaries and the purchase of the Shares and the Foreign Shares pursuant to this Agreement and, for the avoidance of doubt, any limitations under Article X on a party's indemnification obligations will not apply to any indemnification under this Article XI. Notwithstanding anything to the contrary in this Agreement (including Article X), none of the representations or warranties set forth in Section 5.4, or anything else in this
Agreement, will cause Northrop Grumman or TRW to be liable for any Taxes or
Losses relating to Taxes for which Northrop Grumman or TRW is not otherwise expressly liable pursuant to Section 11.1(a).

                  43. Amendment to Section 11.11. Section 11.11 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  11.11 Characterization of Payments. Except for any amount
required to be treated for Tax purposes as interest, all indemnity payments under Article X and under this Article XI and all payments required to be made under Section 3.2 of this Agreement will be treated as an adjustment to the purchase price paid for the Shares and the Foreign Shares for tax purposes.

                  44. Addition of Section 11.13. The Master Purchase Agreement
is hereby amended to add and incorporate the following Section 11.13:

                  11.13 Purchase Price Allocation. With respect to the
consideration allocated to the LLC Interests pursuant to Section 3.1, Parent shall reasonably determine the fair market

                                                                              16

value of the assets of SMLLC and JVLLC and shall allocate the relevant portion of the Purchase Price among such assets in accordance with Section 1060 of the
Code. Parent shall provide the allocation to Northrop Grumman no later than
Parent provides the Section 338 Allocation to Northrop Grumman under Section
11.5(c), and Northrop Grumman shall provide reasonable comments thereon to
Parent within 30 days of receipt thereof. The parties shall attempt in good faith to resolve any unagreed items with respect to such allocation and if they are unable to do so, such unagreed items will be resolved (within a reasonable time) by an internationally recognized independent accountng firm chosen by both
Northrop Grumman and Parent. Northrop Grumman, the Company and Parent shall file all Tax Returns consistently with the allocation under this Section 11.13.

                  45. Amendment to Section 12.1. The following definitions
contained in Section 12.1 of the Master Purchase Agreement are hereby deleted and replaced in their entirety with the following:

                  "AUTOMOTIVE BUSINESS" shall mean the business of designing, manufacturing and selling steering, suspension, braking, engine, safety, electronic, engineered fastening and other components and systems for passenger cars, light trucks and commercial vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components systems and related products; steering and suspension systems and components; chassis components modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics;
engineered and plastic fasteners and precision plastic moldings and assemblies;
engine components and systems; commercial steering systems and components; and
aftermarket operations, including parts, service and technical and diagnostic support, as such businesses are or have been conducted by TRW and certain of its
Subsidiaries and the Automotive Affiliates, which shall include those divisions of TRW identified on Schedule A to Annex I.

                  "CASH CONTRIBUTION" shall have the meaning ascribed to such term in the Section 1.1(b).

                  "CONFIDENTIALITY AGREEMENTS" shall have the meaning ascribed to such term in Section 7.1(d).

                  "DELAYED EQUITY INTERESTS" shall mean the equity interests of the Transferred Entities held by TRW or its Subsidiaries which are set forth on
Schedule 12.1(f).

                  "EQUITY INTERESTS" shall mean all of the equity interests of the Transferred Entities held by TRW or its Subsidiaries.

                  "EXCLUDED ASSETS" shall mean any and all of the following
(other than Equity Interests), but only to the extent not included in the Final
Closing Statement for purposes of the Final Closing Balance Sheet:

                  (i) the TRW Intellectual Property subject to the Intellectual
Property License Agreements;

                                                                              17

                  (ii) all causes of action, judgments, claims, reimbursements and demands, of whatever nature (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), in favor of any TRW Asset
Transferring Company to the extent primarily related to the Excluded Assets or the Excluded Liabilities;

                  (iii) any claims under insurance policies maintained by any of the TRW Asset Transferring Companies to the extent primarily related to the
Excluded Assets or Excluded Liabilities or to the extent allocated to the TRW
Asset Transferring Companies pursuant to the Insurance Allocation Agreement;

                  (iv) the Koyo Joint Venture; and

                  (v) such other rights, properties and assets set forth on
Schedule 12.1(c) hereto.

                  "FOREIGN PURCHASE AGREEMENTS" shall have the meaning ascribed to such term in Section 7.6.

                  "INO CAPITAL STOCK" shall have the meaning ascribed to such term in the recitals.

                  "JVLLC" shall have the meaning ascribed to such term in the recitals.

                  "KOREAN SALE NOTE" shall mean a promissory note, in form and substance reasonably satisfactory to Northrop Grumman, in the amount set forth in the Purchase Price Allocation Schedule for the sale of TRW Controls &
Fasteners Inc.

                  "KOYO JOINT VENTURE" shall mean the 51% partnership interest in TRW Koyo Steering Systems Company, a Tennesee general partnership, held by JV
Holding Corp.

                  "LUCAS LETTER" shall have the meaning ascribed to such term in
Section 12.5.

                  "NEWCO UK" shall have the meaning ascribed to such term in
Section 1.1(b).

                  "TRANSFERRED ENTITIES" shall mean VSSI, SMLLC, JVLLC,
Holdings, Lucas-Varity, TRW UK, INO, Ruling Newco and all of the entities set forth on the Schedules to Annexes I & II.

                  "TRW ASSET TRANSFERRING COMPANIES" shall mean TRW and certain of its direct and indirect Subsidiaries that are (i) transferring Automotive
Assets and Automotive Liabilities to the Company and its Subsidiaries and (ii)
not part of the Company and its Subsidiaries upon Closing.

                  "TRW EQUITY TRANSFERRING COMPANIES" shall mean TRW and certain of its direct and indirect Subsidiaries that are (i) transferring Equity
Interests to the Company and its Subsidiaries and (ii) not part of the Company and its Subsidiaries upon Closing.

                                                                              18

                  "TRW PARTICIPANTS" shall mean TRW, TRW Automotive, any other
TRW Transferring Companies and the Transferred Entities.

                  "VSSI CAPITAL STOCK" shall have the meaning ascribed to such term in the recitals."

                  46. Amendment to Section 12.2. Section 12.2 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  12.2 Interpretation. For the purposes of this Agreement, (i)
words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word
"including" and words of similar import when used in this Agreement shall mean
"including, without limitation," unless otherwise specified, (iv) the word "or"
shall not be exclusive and (v) the word "parties" will be held to include
Northrop Grumman and BCP and, on and following the TRW Execution Date, TRW and
TRW Automotive.

                  47. Amendment to Section 12.3. Section 12.3 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  12.3 Costs and Expenses. Except as otherwise provided in this
Agreement, Northrop Grumman, TRW and TRW Automotive, and BCP shall each bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses incurred by Northrop Grumman or TRW and TRW Automotive.
For the avoidance of doubt, BCP shall bear responsibility for all notary fees and similar costs and expenses incurred in connection with the sales of the
Foreign Entities.

                  48. Amendment to Section 12.5. Section 12.5 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with the following:

                  12.5 Entire Agreement; Amendments and Waivers. This Agreement
(including the Northrop Grumman Disclosure Letter and exhibits and schedules hereto), the Confidentiality Agreement, the other Ancillary Agreements, the letter referred to in Section 5.16(b), the letter agreement dated the date hereof between Northrop Grumman and BCP, the Foreign Purchase Agreements, the
letter agreement dated as of February 5, 2003 between Northrop Grumman and BCP
(relating to the Lucas Bond) (the "LUCAS LETTER"), the letter agreement dated as of February 27, 2003 between Northrop Grumman and BCP (relating to TRW Koyo
Steering Systems Company) and the letter agreement dated as of February 28, 2003 between Northrop Grumman and BCP (relating to the Agreed Assumed Indebtedness)
represent the entire understanding and agreement and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument

                                                                              19

making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.
No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER NORTHROP GRUMMAN NOR TRW MAKES ANY
REPRESENTATION OR WARRANTY CONCERNING THE AUTOMOTIVE ASSETS AND EQUITY INTERESTS
OR THE AUTOMOTIVE BUSINESS, INCLUDING AS TO THE QUALITY, CONDITION,
MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A
PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE
SOLD PURSUANT HERETO "AS IS AND WHERE IS."

                  49. Amendment to Annex I. Annex I of the Master Purchase
Agreement is hereby deleted and replaced in its entirety with Annex I to this
Amendment No. 2.

                  50. Amendment to Annex II. Annex II of the Master Purchase
Agreement is hereby deleted and replaced in its entirety with Annex II to this
Amendment No. 2.

                  51. Amendment to Schedule 1.1. Schedule 1.1 of the Master
Purchase Agreement is hereby deleted and replaced in its entirety with Schedule
1.1 to this Amendment No. 2.

                  52. Amendment to Schedule 1.1(b)(vi). Schedule 1.1(b)(vi) of
the Master Purchase Agreement is hereby deleted and replaced in its entirety with Schedule 1.1(b)(vi) to this Amendment No. 2.

                  53. Amendment to Schedule 1.1(c)(ii). Schedule 1.1(c)(ii) of
the Master Purchase Agreement is hereby deleted and replaced in its entirety with Schedule 1.1(c)(ii) to this Amendment No. 2.

                  54. Amendment to Schedule 1.1(c)(iii). Schedule 1.1(c)(iii) of
the Master Purchase Agreement is hereby deleted and replaced in its entirety with Schedule 1.1(c)(iii) to this Amendment No. 2.

                  55. Addition of Schedule 7.11A. The Master Purchase Agreement
is hereby amended to add and incorporate Schedule 7.11A to this Agreement.

                  56. Addition of Schedule 12.1(f). The Master Purchase
Agreement is hereby amended to add and incorporate Schedule 12.1(f) to this
Agreement.

                                                                              20

                  57. Amendment to Schedule 5.2(c) of the Northrop Grumman
Disclosure Letter. Schedule 5.2(c) of the Northrop Grumman Disclosure Letter is
hereby deleted and replaced in its entirety with Schedule 5.2(c) to this
Amendment No. 2.

                  58. Amendment to Schedule 5.2(d) of the Northrop Grumman
Disclosure Letter. Schedule 5.2(d) of the Northrop Grumman Disclosure Letter is
hereby amended by deleting Annex 5.2(d) thereof in its entirety and substituting in place thereof the Annex 5.2(d) attached to Schedule 5.2(d) to this Amendment
No. 2.

                  59. Amendment to Schedule 5.7 of the Northrop Grumman
Disclosure Letter. Schedule 5.7 of the Northrop Grumman Disclosure Letter is
hereby deleted and replaced in its entirety with Schedule 5.7 to this Amendment
No. 2.

                  60. Amendment to Exhibit C - Employee Matters Agreement.
Exhibit C of the Master Purchase Agreement is hereby deleted and replaced in its entirety with Exhibit C to this Amendment No. 2.

                  61. Addition of Exhibits J-1 and J-2 - Representation Letters.
The Master Purchase Agreement is hereby amended to add and incorporate Exhibits
J-1 and J-2 to this Agreement.

                  62. Addition of Exhibit K - Lucas Bond Certificate. The Master
Purchase Agreement is hereby amended to add and incorporate Exhibit K to this
Agreement.

                                   SECTION II
                                  MISCELLANEOUS

                  1. No Other Amendments; Effectiveness. Except as set forth in this Amendment No. 2, the Master Purchase Agreement is ratified and confirmed in all respects. This Amendment No. 2 shall be effective as of the date hereof.

                  2. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware.

                  3. Counterparts. This Amendment No. 2 may be executed by the parties in any number of separate counterparts (including by facsimile transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                            [signature page follows]

                                                                              21

                  IN WITNESS WHEREOF, the undersigned has duly executed this
Amendment No. 2 as of the date first above written.

                                  NORTHROP GRUMMAN CORPORATION

                                  By:  By: /s/ Albert F. Myers
                                           -------------------------------------
                                       Name: Albert F. Myers
                                       Title: Corporate Vice President &
                                       Treasurer

                                  NORTHROP GRUMMAN
                                  SPACE & MISSION SYSTEMS CORP.

                                  By:  /s/ Albert F. Myers
                                       -----------------------------------------
                                       Name: Albert F. Myers
                                       Title: Corporate Vice President &
                                       Treasurer

                                  TRW AUTOMOTIVE INC.

                                  By:  /s/ David Bialosky
                                       -----------------------------------------
                                       Name: David Bialosky
                                       Title: Vice President and General Counsel

                                  BCP ACQUISITION COMPANY L.L.C.

                                  By:  BLACKSTONE CAPITAL PARTNERS IV L.P.,
                                       its Sole Member

                                       By: BLACKSTONE MANAGEMENT ASSOCIATES IV
                                           L.L.C.,
                                           its General Partner

                                       By: /s/ Neil P. Simpkins
                                            -------------------
                                           Name: Neil P. Simpkins
                                           Title: Member